Exhibit 4.1

LIBERTY MEDIA ACQUISITION CORPORATION

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

WARRANT AGREEMENT

Dated as of January 21, 2021

THIS WARRANT AGREEMENT (this “Agreement”), dated as of January 21, 2021, is by and between Liberty Media Acquisition Corporation, a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, the Company has entered into that certain Warrant Purchase Agreement with Liberty Media Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 9,000,000 warrants (or 10,000,000 warrants in the aggregate if the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Sponsor Warrants”) at a purchase price of $1.50 per Sponsor Warrant;

WHEREAS, the Company has entered into that certain Forward Purchase Agreement with the Sponsor, pursuant to which the Sponsor has agreed to purchase an aggregate of 25,000,000 forward purchase units, which consist in the aggregate of 25,000,000 shares of the Company’s Series B common stock, par value $0.0001 per share (the “Series B Common Stock”), and 5,000,000 redeemable warrants (the “Forward Purchase Warrants”) in a private placement transaction to occur substantially concurrently with the closing of the Company’s initial Business Combination (as defined below). Each Forward Purchase Warrant will entitle the holder thereof to purchase one share of the Company’s Series A common stock, par value $0.0001 per share (the “Series A Common Stock”), for $11.50 per share, subject to adjustment, terms and limitations as described herein;

WHEREAS, as used in this Agreement, the term “Common Stock” means the Series A Common Stock; provided, however, that following any event described in Section 4.1.1(b) pursuant to which the Warrants become exercisable for shares of the Company’s Series C common stock, par value $0.0001 per share (the “Series C Common Stock”), in addition to Series A Common Stock, the term “Common Stock” shall be read to include the Series A Common Stock and Series C Common Stock, where applicable, and any corresponding changes to the related provisions shall be made consistent with the recommendations described in Section 4.9;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), the Sponsor, Liberty Media Corporation, a Delaware corporation and the parent of the Sponsor and any successor thereto (“LMC”), and its subsidiaries may, but are not obligated to, loan the Company funds as the Company may require, of which up to $2,500,000 of such loans made to the Company may be convertible into up to an additional 1,666,666 Sponsor Warrants at a price of $1.50 per Sponsor Warrant, and such Sponsor Warrants issued in this way shall have the same terms and be in the same form as the other Sponsor Warrants described under this Agreement;

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Series A Common Stock and one-fifth of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 11,500,000 redeemable warrants (including up to 1,500,000 redeemable warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and, together with the Sponsor Warrants and the Forward Purchase Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Series A Common Stock, for $11.50 per whole share, subject to adjustments, terms and limitations as described herein. Only whole warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-250188 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the shares of Series A Common Stock included in the Units;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1	Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2	Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent, either by manual or facsimile signature, pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

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2.3	Registration.

2.3.1	Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Chief Corporate Development Officer, Chief Legal Officer or Secretary of the Company or other authorized officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2	Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4	Detachability of Warrants. The shares of Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, but in no event shall the shares of Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds then received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and, (B) if the Detachment Date is earlier than the 52nd day following the date of the Prospectus, the Company issues a press release announcing when such earlier separate trading shall begin.

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2.5	Fractional Warrants. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised initially of one share of Series A Common Stock and one-fifth of one Public Warrant. If, upon the detachment of Public Warrants from the Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6	Sponsor Warrants. The Sponsor Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below): (i) the Sponsor Warrants may be exercised for cash or on a cashless basis, pursuant to Section 3.3.1(c) hereof and (ii) the Sponsor Warrants shall not be redeemable by the Company. Unless waived by the Company, the Sponsor Warrants and any shares of Common Stock issuable upon exercise of the Sponsor Warrants may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination; provided, however, that the Sponsor Warrants and any shares of Common Stock issued upon exercise of the Sponsor Warrants may be transferred by the holders thereof:

(a)	to the Company’s officers or directors, LMC’s officers or directors, their respective family members and entities formed by such persons for investment or estate planning purposes which are controlled by such persons or formed for their benefit or for charitable purposes;

(b)	to LMC or any entity in which LMC or the officers and directors of LMC hold, in the aggregate, securities representing no less than 25% of the outstanding voting power of such entity (so long as no other holder or group holds a higher percentage of the voting power of such entity), and the subsidiaries of LMC or such entities;

(c)	to any corporation or other entity which, as a result of any spinoff, splitoff or other distribution transaction, becomes the beneficial owner of the Sponsor Warrants (and shares issuable upon the exercise of the Sponsor Warrants); or

(d)	by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased;

provided, however, that in the case of clauses (a) through (d) these permitted transferees (the “Permitted Transferees”) must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in a certain letter agreement, by and among the Company, the Sponsor and the Company’s executive officers and directors, dated as of the date of this Agreement, as it may be amended from time to time (the “Letter Agreement”).

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In addition, the Sponsor or its Permitted Transferees will be permitted to pledge or grant a security interest in such securities to secure bona fide indebtedness or engage in hedging transactions; provided, that the holder thereof retains voting control over such securities prior to delivery of shares upon foreclosure or upon satisfaction of the hedge. In the event of any liquidation prior to the completion of the Company’s initial Business Combination or the Company’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of its initial Business Combination, the lockup period will be deemed terminated. In no event will any such transfer restrictions prohibit or otherwise restrict LMC’s ability to reattribute its interest in the Sponsor or the Company between or among its tracking stock groups, combine such tracking stock groups or otherwise take actions with respect to its tracking stock groups provided for or permitted by LMC’s organizational documents or its policies.

2.7	Forward Purchase Warrants. The Forward Purchase Warrants shall have the same terms and be in the same form as the Public Warrants. Except as expressly noted herein, Forward Purchase Warrants shall be treated as Public Warrants under this Agreement.

3.	Terms and Exercise of Warrants.

3.1	Warrant Price. Upon issuance, each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Series A Common Stock stated therein, at the price of $11.50 per share of Series A Common Stock, and shall be subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall initially mean the price per share of Series A Common Stock (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence and such term shall be subject to adjustment as provided in Section 4. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2	Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at the earliest to occur of: (w) 5:00 p.m., New York City time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (x) the liquidation of the Company in accordance with the Company’s certificate of incorporation, as amended, restated or amended and restated from time to time, if the Company fails to consummate a Business Combination, and (y) other than with respect to the Sponsor Warrants then held by the Sponsor or its Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.4 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Sponsor Warrant then held by the Sponsor or its Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Sponsor Warrant then held by the Sponsor or its Permitted Transferees in the event of a redemption) not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

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3.3	Exercise of Warrants.

3.3.1	Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the aggregate Warrant Price for all shares of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)	in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire transfers;

(b)	in the event of a redemption pursuant to Section 6.1 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Series A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Series A Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this Section 3.3.1(b)) over the Warrant Price by (y) the Fair Market Value and (B) the product of 0.361 and the number of shares of Series A Common Stock underlying the Warrants. Solely for purposes of this Section 3.3.1(b), Section 6.2 and Section 6.5, the “Fair Market Value” shall mean the volume weighted average price of the applicable series of Common Stock for the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

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(c)	with respect to any Sponsor Warrant, so long as such Sponsor Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of shares of Series A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Series A Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor Fair Market Value” (as defined in this Section 3.3.1(c)) over the Warrant Price, by (y) the Sponsor Fair Market Value. Solely for purposes of this Section 3.3.1(c), the “Sponsor Fair Market Value” shall mean the average last reported sale price of the applicable series of Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent;

(d)	as provided in Section 6.2 with respect to a Make-Whole Exercise; or

(e)	as provided in Section 7.4 hereof;

provided, however, that this Section 3 shall be adjusted pursuant to Section 4.1.1(b) following any event described in Section 4.1.1(b) pursuant to which the Warrants become exercisable for shares of Series C Common Stock in addition to shares of Series A Common Stock, including to provide that exercise of the Warrants on a “cashless basis” would be net of the proportionate number of shares of both Series A Common Stock and Series C Common Stock issuable upon exercise of the Warrants. The Warrant Agent shall forward funds received for warrant exercises as promptly as practicable after receipt thereof and in any event not later than by the 5th business day of the following month by wire transfer to an account designated by the Company.

3.3.2	Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to Section 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a (a) registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and (b) prospectus relating thereto is current, subject to the Company satisfying its obligations under Section 7.4. No Warrant shall be exercisable for cash or on a cashless basis and the Company shall not be obligated to issue shares of Common Stock to holders seeking to exercise Warrants unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.7 of this Agreement, a Registered Holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Common Stock. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrants would be entitled, upon the exercise of such Warrants, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

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3.3.3	Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4	Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5	Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.5; however, no holder of a Warrant shall be subject to this Section 3.3.5 unless he, she or it makes such election. If the election is made by a holder, such holder shall not have the right to exercise such Warrant to the extent that after giving effect to such exercise such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% or such other amount as the holder may specify (the “Maximum Percentage”) of the shares of any series of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of any series of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of such series of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of such series of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of any series of Common Stock, the holder may rely on the number of outstanding shares of such series of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of such series of Common Stock outstanding. For any reason at any time, upon the written request of the holder of a Warrant who has made an election under this Section 3.3.5, the Company shall, within two (2) Business Days confirm orally and in writing to such holder the number of shares of any series of Common Stock then outstanding. In any case, the number of outstanding shares of any series of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of such series of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4.	Adjustments.

4.1	Stock Dividends.

4.1.1	Stock Splits and Distributions.

(a)	If after the date hereof, the number of outstanding shares of Series A Common Stock is increased by a stock dividend or share distribution to holders of Series A Common Stock payable in shares of Series A Common Stock, or by a stock split of shares of Series A Common Stock or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Series A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Series A Common Stock.

(b)	If after the date hereof, a stock dividend or other share distribution is made to the holders of Series A Common Stock consisting of shares of Series C Common Stock, then the terms of the Warrant will be adjusted so that, upon exercise thereof the holder will be entitled to receive, in addition to the shares of Series A Common Stock such holder is otherwise entitled, such number of shares of Series C Common Stock which such holder would have received had such holder exercised the Warrant in full immediately prior to the record date for such stock dividend or share distribution and held the applicable number of shares of Series A Common Stock at the time of record date for such stock dividend or share distribution. For the avoidance of doubt, in such event, each Warrant shall become exercisable for a basket of shares consisting of the same number of shares of Series A Common Stock prior to such dividend or distribution together with the number of whole or fractional shares of Series C Common Stock such holder would have been entitled to receive if it had exercised such warrant immediately prior to the record date for such dividend or distribution and the Warrant Price will not be adjusted as a result of such dividend or distribution. Immediately following any event described in this Section 4.1.1(b) pursuant to which the Warrants become exercisable for shares of Series C Common Stock in addition to Series A Common Stock, the terms and provisions of this Agreement, including, without limitation, Sections 3.1, 3.3, 4.1, 4.2, 4.3, 4.4, 4.5, 6 and 7.4, and the Definitive Warrant Certificates and the form of Election to Purchase contained therein shall be adjusted by the Company to provide for the shares of Series C Common Stock issuable upon exercise of the Warrants and to effectuate the intent and purpose of this Section 4.1.1(b) based on the recommendation (in the exercise of the reasonable judgement) of a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing appointed by the Company in accordance with Section 4.9.

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4.1.2	Series A Rights Offering. If after the date hereof, the Company effects a rights offering (including, without limitation, by distribution of stock purchase rights, warrants or options (collectively, “Rights”)) to all holders of shares of Series A Common Stock entitling holders to purchase shares of Series A Common Stock at a price per share less than the “Rights Offering Fair Market Value” (as defined below), and at the time of such Rights offering (or distribution of Rights) each Warrant is exercisable only for Series A Common Stock, then the number of shares of Series A Common Stock issuable on exercise of each Warrant (the “Warrant Share Number”) shall be increased as of immediately after the open of business on the “Ex-Dividend Date” (as defined below) based on the following formula:

where,

WS0    =    the Warrant Share Number in effect immediately prior to the open of business on the Ex-Dividend Date for such Rights offering;

WS'     =    the Warrant Share Number in effect immediately after the open of business on such Ex-Dividend Date;

OS0     =    the number of shares of Series A Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X         =    the total number of shares of Series A Common Stock issuable pursuant to such Rights that are distributed to holders of Series A Common Stock; and

Y         =    the number equal to the aggregate price payable to exercise in full such Rights that are distributed to holders of shares of Series A Common Stock divided by the Rights Offering Fair Market Value.

Such adjustment to Warrant Share Number shall be made immediately after the opening of business on the Ex-Dividend Date for such distribution. To the extent that shares of Series A Common Stock are not delivered after the expiration of such Rights, the Warrant Share Number may be readjusted (in the sole discretion of the Board) to the Warrant Share Number that would then be in effect had the adjustment made upon the distribution of such Rights been made on the basis of delivery of only the number of shares of Series A Common Stock actually delivered pursuant to the Rights.

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For purposes of this Section 4.1.2, (i) if the Rights offering is for securities convertible into or exercisable for shares of Series A Common Stock, in determining the price payable for shares of Series A Common Stock, there shall be taken into account any consideration received for such Rights, as well as any additional amount payable upon exercise or conversion, (ii) “Rights Offering Fair Market Value” means the volume weighted average price per share of the Series A Common Stock as reported during the ten (10) trading day period ending on, and including, the last trading day prior to the Ex-Dividend Date, and (iii) “Ex-Dividend Date” means the first date on which the shares of Series A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such Rights.

4.1.3	Other Rights Offering. If after the date hereof, the Company effects a Rights offering (including, without limitation, by distribution of Rights) (other than a Rights offering described in Section 4.1.2) to all holders of shares of Common Stock entitling holders to purchase shares of the Company’s common stock at a price per share less than the “Other Rights Offering Fair Market Value” (as defined below) applicable thereto, then the Company will cause to be delivered (immediately following the date such Rights are distributed to the holders of Common Stock) to each holder of Warrants the number and type of Rights such holder would have been entitled to receive had it exercised such Warrant immediately prior to the record date for such Rights distribution and been the holder of the number of shares and series of Common Stock deliverable upon exercise of a Warrant on such record date. The Rights so delivered to such holder are referred to as the “Pass-Through Securities.” The delivery of Pass-Through Securities to the holders of Warrants as provided herein will be the sole adjustment required in connection with any such Rights offering.

For purposes of this Section 4.1.3, (i) if the Rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received by the Company for such Rights, as well as any additional amount payable upon exercise or conversion, (ii) “Other Rights Offering Fair Market Value” means the volume weighted average price of the applicable series of the Company’s common stock as reported on a national securities exchange during the ten (10) trading day period ending on the last trading day prior to the Ex-Dividend Date, and (iii) “Ex-Dividend Date” means the first date on which the shares of the applicable series of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such Rights.

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4.1.4	Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock, other than (a) as described in Sections 4.1.1, 4.1.2 or 4.1.3 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial Business Combination or to redeem 100% of the Company’s public shares of Series A Common Stock if the Company does not complete its initial Business Combination within the time period set forth therein or (ii) with respect to any other provision relating to the Company’s stockholders’ rights or pre-initial Business Combination activity, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this Section 4.1.4, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant).

4.2	Aggregation of Shares. If after the date hereof, the number of outstanding shares of a series of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of such series of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of such series of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of such series of Common Stock.

4.3	Adjustments in Exercise Price. Except as described in Section 4.1.1(b), whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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4.4	Raising of Capital in Connection with the Initial Business Combination. If (x) the Company issues additional shares of Series A Common Stock or equity-linked securities convertible, exercisable or exchangeable for Series A Common Stock, excluding forward purchase units, for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Series A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Series F common stock, par value $0.0001 per share, of the Company, or Series B Common Stock held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of shares of Series A Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described in Section 6.1 shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described in Section 6.2 shall be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

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4.5	Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash without interest) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such merger or consolidation that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each series of Common Stock shall be the volume weighted average price of such series of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means initially (subject to adjustment pursuant to Section 4) (i) if the consideration paid to holders of the shares of Series A Common Stock consists exclusively of cash, the amount of such cash per share of Series A Common Stock, and (ii) in all other cases, the volume weighted average price of the Series A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Series A Common Stock covered by Section 4.1.1 (including, if applicable, to provide for any Series C Common Stock issuable upon exercise of this Warrant), then such adjustment shall be made pursuant to Section 4.1.1 or Sections 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

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4.6	Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares or series of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the adjustment, if any, in the number of shares or series of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7	No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrants would be entitled, upon the exercise of such Warrants, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.8	Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9	Other Events. In the case of (a) any event occurring that affects the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, or (b) any event described in Section 4.1.1(b) pursuant to which the Warrants become exercisable for shares of Series C Common Stock in addition to Series A Common Stock, the Company shall appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its recommendation as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment in their reasonable judgment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to Section 4.9(a) as a result of any issuance of securities in connection with a Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended by such firm in its reasonable judgment.

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5.	Transfer and Exchange of Warrants.

5.1	Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2	Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to the Warrant Agent, duly executed by the registered holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Sponsor Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4	Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants except for any tax or other third-party charges imposed in connection therewith.

5.5	Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6	Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

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6.	Redemption.

6.1	Redemption of Warrants when the price per share of Series A Common Stock equals or exceeds $18.00. Subject to Sections 6.6 and 6.7 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office(s) of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.4 below, at the price (the “Redemption Price”) of $0.01 per Warrant, provided that (i) the last sales price of the Series A Common Stock reported has been at least $18.00 per share (such Common Stock and its price subject to adjustment in compliance with Section 4 hereof) on each of twenty (20) trading days, within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.4 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to Section 3.3.1. In connection with any redemption pursuant to this Section 6.1, the Company shall provide notice to the Registered Holders of the Fair Market Value no later than one (1) Business Day after the end of the ten (10) trading day period described in the definition of Fair Market Value in Section 3.3.1(b).

6.2	Redemption of Warrants when the price per share of Series A Common Stock equals or exceeds $10.00. Subject to Sections 6.6 and 6.7 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, commencing once they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.4 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the last reported sales price of the Series A Common Stock reported has been at least $10.00 per share (such Common Stock and its price subject to adjustment in compliance with Section 4 hereof) on the trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.4 below). During the Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1 and (subject to Section 6.3) receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in Section 3.3.1(b)) (a “Make-Whole Exercise”). In connection with any redemption pursuant to this Section 6.2, the Company shall provide notice to the Registered Holders of the Fair Market Value no later than one (1) Business Day after the end of the ten (10) trading day period described in the definition of Fair Market Value in Section 3.3.1(b).

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Redemption Date (period to expiration of the	Fair Market Value of shares of Series A Common Stock ($)
Warrants)	≤10	11	12	13	14	15	16	17	≥18
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of shares of Series A Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

6.3	The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares of Series A Common Stock issuable upon exercise of a Warrant is adjusted pursuant to Section 4. In the case of an adjustment to the number of shares of Series A Common Stock, the adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares of Series A Common Stock deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares of Series A Common Stock deliverable upon exercise of a Warrant as so adjusted. In the case of an adjustment pursuant to Section 4.1.1(b) whereby the Warrants become exercisable for shares of Series C Common Stock in addition to Series A Common Stock, then adjustments shall be made to the table above and to this Section 6 pursuant to Section 4.1.1(b), including to provide for the shares of Series C Common Stock issuable upon exercise of the Warrants. The number of shares, and the series of Common Stock, in the table above shall be adjusted in the same manner and at the same time as the number and series of shares of Common Stock issuable upon exercise of a Warrant. If the Exercise Price is adjusted, (a) in the case of an adjustment pursuant to Section 4.4 hereof, the adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.4 hereof, the adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the Warrants be exercisable in connection with a Make-Whole Exercise for more than 0.361 shares of Series A Common Stock per Warrant (subject to adjustment pursuant to Section 4).

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6.4	Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.5	Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3.3.1(b) or 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.4 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, and the Company shall provide the Registered Holders with the Fair Market Value no later than one (1) Business Day after the end of the ten (10) trading day period described in the definition of Fair Market Value in Section 3.3.1(b). On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.6	Exclusion of Sponsor Warrants. The Company agrees that the redemption rights provided in Section 6.1 and Section 6.2 shall not apply to the Sponsor Warrants if at the time of the redemption such Sponsor Warrants continue to be held by the initial holder thereof or its Permitted Transferees. Sponsor Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Sponsor Warrants and shall become Public Warrants under this Agreement and shall be subject to redemption on the same basis and subject to the same terms and conditions as Public Warrants.

6.7	Public Warrants Held By the Company’s Officers or Directors. The Company agrees that if Public Warrants or Forward Purchase Warrants are held by any of the Company’s officers or directors, the Public Warrants and Forward Purchase Warrants held by such officers and directors will be subject to the redemption rights provided in Section 6.2, except that such officers and directors shall only receive “Fair Market Value” (“Fair Market Value” in this Section 6.7 shall mean the last reported sale price of the Public Warrants on the applicable Redemption Date) for such Public Warrants and Forward Purchase Warrants so redeemed.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1	No Rights as Stockholder. Except as set forth in Section 4.1.3, a Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

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7.2	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3	Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4	Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.

7.4.1	Registration of Shares of Common Stock. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days after the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or another exemption) initially (subject to adjustment pursuant to Section 4) for that number of shares of Series A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Series A Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value and (B) the product of 0.361 and the number of shares of Series A Common Stock underlying the Warrants. Solely for purposes of this Section 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the applicable series of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this Section 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in Section 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.1.

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7.4.2	Cashless Exercise at Company’s Option. If Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in Section 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

8.	Concerning the Warrant Agent and Other Matters.

8.1	Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2	Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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8.2.2	Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Company’s transfer agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3	Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3	Fees and Expenses of Warrant Agent.

8.3.1	Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2	Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4	Liability of Warrant Agent.

8.4.1	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Chief Corporate Development Officer, Chief Legal Officer or Secretary of the Company or other authorized officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

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8.4.2	Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5	Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6	Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company, as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.	Miscellaneous Provisions.

9.1	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

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9.2	Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Liberty Media Acquisition Corporation

12300 Liberty Boulevard
Englewood, CO 80112

Attention: Chief Legal Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

9.3	Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed by and construed in accordance with the laws of the State of Delaware. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement or the Warrants will be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdictions will be the exclusive forums for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdictions and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum, and the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting such causes of action.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than the state and federal courts located within the State of Delaware or the federal district courts of the United States of America, as applicable (a “foreign action”), in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware or the federal courts of the United States of America, as applicable, in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

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9.4	Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6	Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8	Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein, (ii) modifying the terms of this Agreement and the Warrants pursuant to Section 4.1.1(b) or Section 4.9 or (iii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Sponsor Warrants or Forward Purchase Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Sponsor Warrants or Forward Purchase Warrants or any provision of this Agreement with respect to the Sponsor Warrants and Forward Purchase Warrants, 50% of the then-outstanding Sponsor Warrants or Forward Purchase Warrants, respectively. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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9.10	Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or regulation, including, without limitation, pursuant to requests from the Securities and Exchange Commission and subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Exhibit A Form of Warrant Certificate

Exhibit B Legend — Sponsor’s Warrants

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LIBERTY MEDIA ACQUISITION CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:	/s/ Margaret B. Lloyd
	Name:	Margaret B. Lloyd
	Title:	Vice President

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

Liberty Media Acquisition Corporation
Incorporated Under the Laws of the State of Delaware

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that                     , or registered assigns, is the registered holder of                      warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Series A common stock, $0.0001 par value per share (“Series A Common Stock”), of Liberty Media Acquisition Corporation, a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Series A Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Series A Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of the number of shares of Series A Common Stock to be issued to the holder. The number of shares of Series A Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per share of Series A Common Stock for any Warrant is equal to $11.50 per whole share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become null and void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of Delaware.

LIBERTY MEDIA ACQUISITION CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive              shares of Series A Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of January 21, 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office(s) of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Series A Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Series A Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Series A Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Series A Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Series A Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the designated office(s) of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office(s) of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive              shares of Series A Common Stock and herewith tenders payment for such shares of Series A Common Stock to the order of Liberty Media Acquisition Corporation (the “Company”) in the amount of $                     in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Series A Common Stock be registered in the name of                     , whose address is                      and that such shares of Series A Common Stock be delivered to whose address is                     . If said number of shares of Series A Common Stock is less than all of the shares of Series A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Series A Common Stock be registered in the name of                     , whose address is                     , and that such Warrant Certificate be delivered to                     , whose address is                     .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.5 of the Warrant Agreement, the number of shares of Series A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 3.3.1(b) and Section 6.5 of the Warrant Agreement.

In the event that the Warrant is a Sponsor Warrant that is to be exercised on a “cashless” basis pursuant to Section 3.3.1(c) of the Warrant Agreement, the number of shares of Series A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Series A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Series A Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Series A Common Stock. If said number of shares of Series A Common Stock is less than all of the shares of Series A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Series A Common Stock be registered in the name of                     , whose address is                     , and that such Warrant Certificate be delivered to                     , whose address is                     .

Date: ,	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) under the SECURITIES exchange act, OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG LIBERTY MEDIA ACQUISITION CORPORATION (THE “COMPANY”), Liberty Media Acquisition Sponsor LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED HEREBY AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.